EXHIBIT 99.2
DEAR SHAREHOLDERS:
The third quarter was an extremely busy time for ESW. We committed to a number of significant projects involving extensive research and development, tight timelines and associated costs. We have been tasked by our partners and customers to develop solutions to a myriad of opportunities for On-Road, Off-Road and Military programs. We have also begun to test other companies' new products for the potential of our group licensing their technologies to broaden our product offerings. I am pleased to report that our teams have once again stepped up to the challenge with the energy we believe is required to deliver the necessary results.

Our portfolio of sales opportunities for our proprietary products and services continues to expand and grow within our industry. We believe a number of important events have taken place since the start of our third quarter. Our wholly owned subsidiary, ESW Canada Inc. (ESWC), signed an Emissions Control & Technologies Provider and Cooperation agreement with International Truck and Engine Corporation (International), the operating company of Navistar International Corporation (NYSE:NAV)

We have also been working with International's "Green Diesel Technology" retrofit group to verify our Clean Cat(TM) Level I High Performance Diesel Oxidation Catalyst (HP-DOC) and Therma Cat(TM) Active Level III catalytic converter technologies. These products are currently in the process required to verify their performance by the Environmental Protection Agency (EPA) and California Air Resources Board (CARB). When complete, these new International branded diesel catalytic converters will be marketed by the Green Diesel Technology" division and sold and installed by International's global dealer network.

The significance of this program is the fact that the successful completion of these verifications will mark the first time in International's history that the company will take a "Green Diesel Technology" branded retrofit catalytic converter technology to the market. In order for this millstone event to take place, we have incurred increased R&D costs in the third quarter due to the expedited timelines required to bring this events to fruition.

We have also increased our R&D budgets in the locomotive / marine engine catalyst sector. The results of this increase in our efforts is evident in that ESWC was chosen and listed as a consortium member with the GE Canada group for participation in a funded demonstration of advanced catalyst and systems. We believe the opportunity to showcase our proprietary technologies with GE in this type of high exposure program has the potential to lead to future sales in a soon to be regulated sector of the industry.

We have also expanded our R&D in connection with military projects in a number of engineered prototyping, testing and demonstration programs. . We believe these important engineered prototyping, testing and demonstration programs are of great significance, falling in line with the military's requirements to increase survivability within the military fleet of vehicles.

Late in the third quarter, we opened our EPA / CARB recognized emissions testing facility ESW America (ESWA) / Air Testing Service (ATS) as a full service contract test facility. Since that time, we have given a number of quotes to companies interested in verifying their technologies and engines for the North American market. We successfully concluded a comprehensive contract of catalytic aftertreatment device testing with our newest customer Johnson Matthey (JM). JM stated their pleasure for the professionalism and speed of the work performed by our team at ESWA- ATS.


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We believe these intensive programs continue to test and showcase our technologies, engineering capabilities and team of dedicated employees. We anticipate that with successful completion, these opportunities may mature into solid sales and distribution.


THIRD QUARTER 2007 RESULTS


Revenues for the third quarter of 2007 were $2,443,763 compared to $496,025 for the third quarter of 2006, constituting a 392.7% increase over the same period last year. The Company reported a net loss of $226,389 in the third quarter of 2007 compared with the loss of $1,306,636 in the second quarter of 2006. The gross profit was 64.8% for this quarter representing an overall increase of $1,372,457 over the same period last year.

Yours Very Truly,

DAVID J. JOHNSON
PRESIDENT - CEO
ENVIRONMENTAL SOLUTIONS WORLDWIDE INC




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